Exhibit 99.1

Graf Global Corp. Announces NYSE American Ticker Symbol Change to

“TONT” (3-on-3) in Anticipation of Closing of Business Combination with Big3 Basketball

•	Graf Global ticker symbol change from “GRAF” to “TONT” to be effective on July 27, 2026
•	Business combination with BIG3 expected to close in fourth quarter of 2026
•	BIG3 to continue trading with ticker symbol “TONT” after closing of business combination

THE WOODLANDS, Texas, July 16, 2026 (BUSINESS WIRE) – Graf Global Corp. (the “Company”) (NYSE American: GRAF) today announced that it will change the ticker symbols for its Class A ordinary shares trading on NYSE American from “GRAF” to “TONT”. The Company’s units and warrants, now trading on NYSE American as GRAF U and GRAF WS, respectively, also will be changed contemporaneously to “TONT U” and “TONT WS”, respectively. These ticker symbol changes are expected to take effect at the opening of trading on Monday, July 27, 2026.

The change to the new ticker symbol “TONT” reflects the Company's previously announced proposed business combination with Big3 HoldCo LLC (“BIG3”), recognized as the world’s premier professional 3-on-3 basketball league, founded by O’Shea Jackson, Sr. (Ice Cube) and Jeff Kwatinetz, and the announced future trading symbols after closing. “TONT” stands for “3-on-3.”

Holders of “TONT” shares and “TONT WS” warrants will own common equity and warrants of the surviving BIG3 entity on a 1:1 basis upon the closing of the business combination expected in the fourth quarter of 2026, subject to the satisfaction or waiver of all conditions to closing, when the public trading entity will be named Big3 Basketball Holdings, Inc. After closing of the business combination and the approval of the combined company’s application to list its securities on a national securities exchange, BIG3 shares and warrants will continue to trade as “TONT” and TONT WS” respectively, and the “TONT U” units will be split into one “TONT” share and ½ “TONT WS” warrant.

The Company is a blank check company and has no material assets other than approximately $92 million in cash deposits and no other business operations other than completing the announced business combination with BIG3. Investors in “GRAF” now and “TONT” after July 27, 2026 are effectively buying equivalent interests in BIG3 when the business combination closes.

“In the run-up to the closing of our business combination with BIG3 and our excitement for BIG3 fans to participate in the growth of the league, we thought it was important to begin to brand and market our public securities as they will trade post-closing. There will be a clear automatic transition to ownership of BIG3 securities after closing,” said James Graf, Chief Executive Officer of the Company. “BIG3 management and I have received calls from fans and other investors wanting to know when they can buy the “TONT” shares referenced in our transaction announcement. The answer is now, with “GRAF” becoming “TONT” on July 27, which will become the BIG3 entity upon the closing of the business combination.”

The closing of the business combination is subject to several conditions including the filing and effectiveness of an S-4 registration statement with the Securities and Exchange Commission, approval by the Company’s shareholders, the Company’s delivery of no less than $50 million in net cash proceeds to BIG3, and approval of the combined company’s application to list its securities on a national securities exchange, among other conditions, as more fully described in the business combination agreement filed with the SEC on June 12, 2026.

Buyers of the Company’s public shares, whether under “GRAF” now or “TONT” after July 27, 2026, will retain the right, at their discretion, to redeem those shares for cash in connection with the business combination at a redemption price equal to the per share amount held in the Company’s trust account, or they can hold their shares through closing and own the surviving BIG3 shares. Further information about your redemption rights will be set forth in the S-4 registration statement to be filed by the parties in connection with the business combination. All public shareholders have such redemption rights and are free to trade their shares before or after the ticker symbol change. As of July 16, 2026, the cash value per share available for redemptions was approximately $10.86, which amount is expected to continue to accrue interest until the redemption date to be set in connection with the business combination closing.

No action is required by existing shareholders in connection with the ticker symbol changes. The Company's Class A ordinary shares, units and warrants will continue to be listed on NYSE American as “GRAF”, “GRAF U” and “GRAF WS” until the ticker symbols change to “TONT”, “TONT U” and “TONT WS” respectively, on July 27, 2026, and the CUSIP numbers for the securities will remain unchanged.

About BIG3

Founded in 2017, BIG3 is the brainchild of producer, actor, and music legend Ice Cube and entertainment executive Jeffrey Kwatinetz, who shared a vision of a player-centric league focused on entertainment and innovation. The BIG3 is a league with no garbage minutes, where trash talk is allowed, defense is emphasized, fast-paced action, and where every point – whether it's a 4-point or 3-point shot – counts.

The league has led the sports industry in diversity and opportunity, becoming the first professional sports league to implement a mental health policy, favor CBD as a pain management alternative to opioids, enlist female coaches of men, and appoint a black Commissioner in Hall of Famer Clyde Drexler. The inaugural CEO was the legendary Raiders executive Amy Trask. In 2024, BIG3 co-founder and current CEO Ice Cube was honored at the Naismith Basketball Hall of Fame in Springfield, where he received the inaugural Ice Cube Impact Award, acknowledging individuals making substantial contributions to their community, the first non-player to be recognized. Founders Ice Cube and Jeffrey Kwatinetz are missioned to better society as BIG3 pursues business success while also helping to break down stereotypes, promote diversity in sports, create opportunities for black, brown, and female athletes beyond the court, and support basketball communities overall.

About Graf Global Corp.

Founded by serial SPAC sponsor and director James Graf, Graf Global Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the Company, BIG3, and the proposed business combination, including expectations, hopes, beliefs, intentions, plans, prospects, or strategies regarding the parties, the proposed business combination, and statements regarding the anticipated benefits and timing of the completion of the proposed business combination and the anticipated benefits and timing of completion of the ticker symbol change. These forward-looking statements generally are identified by the words “anticipation,” “expected,” “will,” “continuing” and similar expressions; but this press release may include other forward-looking information that is not preceded by any of the foregoing words. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: uncertainties as to the timing of the proposed business combination; the risk that the proposed business combination may not be completed in a timely manner or at all; the risk that the proposed business combination may not be completed by the Company’s business combination deadline; the failure by the parties to satisfy the conditions to the consummation of the proposed business combination, including the approval of the Company’s shareholders; the risk that the announcement and pendency of the proposed business combination could have adverse effects on the market price of the Company’s securities, including if the proposed business combination is not consummated; the occurrence of any event, change or other circumstance that could give rise to the termination of the negotiations or definitive agreements related to the proposed business combination; changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations; the failure of the combined company to obtain or maintain the listing of its securities on a national securities exchange after the closing of the proposed business combination; costs related to the proposed business combination; changes in business, market, financial, political and regulatory conditions; the effect of the announcement or pendency of the proposed business combination on BIG3’s ability to retain and hire key personnel, to maintain relationships with business partners, or its operating results and business generally; risks related to diverting BIG3’s management’s attention from BIG3’s ongoing business operations; risks related to increased competition in the industries in which BIG3 will operate; risks that after consummation of the proposed business combination, BIG3 experiences difficulties managing its growth, expanding operations, or executing its strategies; the risk that the expected benefits of the proposed business combination are not realized when and as expected; the outcome of any potential legal proceedings that may be instituted against the Parties or others following announcement of the proposed business combination; and those risk factors discussed in documents of the Company, BIG3, or the combined company filed, or to be filed, with the Securities and Exchange Commission (“SEC”).

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination or (ii) an offer to sell, a solicitation of an offer to buy or a recommendation to purchase any security of the Company, BIG3, the combined company, GRAF or any of their respective affiliates. No such offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, the parties intend to file relevant materials with the SEC, including a registration statement on Form S-4 that Halfcourt HoldCo, Inc.(“PubCo”) and BIG3 intend to file in connection with the proposed business combination (the “Registration Statement”), and after the Registration Statement is declared effective, the Company will mail the proxy statement included therein to holders of the Company’s ordinary shares in connection with the Company’s solicitation of proxies for the vote of the Company’s shareholders with respect to the proposed business combination.

This press release is not a substitute for the Registration Statement or any other document that may be filed by the parties with the SEC. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED BY EACH OF THE PARTIES WITH THE SEC IN CONNECTION WITH THE TRANSACTION, INCLUDING THE REGISTRATION STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE TRANSACTION AND RELATED MATTERS. Investors and shareholders are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company, BIG3, PubCo, and their respective directors, managers and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests of the Company’s directors and officers in the proposed business combination in the Company’s filings with the SEC, including the Company’s Annual Report filed on Form 10-K under the headings “Directors, Executive Officers and Corporate Governance”, “Executive Compensation”, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Certain Relationships and Related Transactions, and Director Independence”, which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1897463/000110465926058645/tmb-20251231x10k.htm. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed business combination will be set forth in the Registration Statement, which is expected be filed by PubCo and BIG3 with the SEC. Investors, shareholders and other interested persons are urged to read the proxy statement/prospectus included therein and other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed business combination. Investors, shareholders and other interested persons will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about the parties through the website maintained by the SEC at www.sec.gov.

Contacts

Media:
Andrew Bard
DKC
(917) 628-8070
Andrew_Bard@dkcnews.com

Investor:
James Graf
Chief Executive Officer, Chief Financial Officer and Director
Graf Global Corp.
(310) 745-8669
james@grafacq.com